EXHIBIT 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in Registration Statements on Form S-8 No. 333-165912 and Form S-3 No. 333-173135 of Verisk Analytics, Inc. of our (i) report dated June 8, 2011 with respect to the consolidated financial statements of MediConnect Global, Inc. and subsidiaries for the years ended March 31, 2011 and 2010, and (ii) report dated March 20, 2012 with respect to the consolidated financial statements of MediConnect Global, Inc. and subsidiaries for the period ended December 31, 2011, each as included in this Current Report on Form 8-K/A.

/s/ Ehrhardt Keefe Steiner & Hottman PC
Denver, Colorado
May 31, 2012